Exhibit 99

The Hillshire Brands Company 400 South Jefferson Chicago, IL 60607	News

Release Date: FOR IMMEDIATE RELEASE U.S. Media: Mike Cummins, +1.312.614.8412 Australian Media: Anne Wickham, +61 419 185 664 Analysts: Melissa Napier, +1.312.614.8739

THE HILLSHIRE BRANDS COMPANY TO SELL ITS AUSTRALIAN BAKERY

BUSINESS TO MCCAIN FOODS

Transaction will enable Hillshire Brands to focus on innovation and growth in key categories

CHICAGO, Ill. (Dec. 18, 2012) –The Hillshire Brands Company (NYSE: HSH) today announced it has signed an agreement to sell 100% of the shares of its Australian subsidiary Kitchens of Sara Lee Pty Ltd to a subsidiary of McCain Foods Limited (McCain Foods Aust Pty Ltd), an international leader in the frozen food industry. Hillshire reports the Kitchens of Sara Lee business as the “Australian Bakery” business. Also included in the transaction are license rights to certain intellectual property used in the Australian Bakery business in the Asia-Pacific region. The total amount of consideration payable in connection with the transaction is AUD$82 million in cash (approximately USD$85 million based on recent exchange rates), subject to adjustment. The transaction is expected to close in the first half of calendar year 2013, and is subject to customary closing conditions and regulatory clearance.

“The Sara Lee Australian bakery operation is an excellent business that will complement McCain’s strengths,” said Sean Connolly, chief executive officer of Hillshire Brands. “The sale of this business enables Hillshire Brands to focus on driving growth and innovation in our retail and foodservice segments in North America.”

Hillshire Brands’ Australian Bakery business has approximately 500 employees and one primary manufacturing facility in Australia. The business produces and sells a variety of bakery and other food products to retail and foodservice customers in Australia and other parts of the Pacific Rim under brands including the Sara Lee brand name. No other Sara Lee branded fresh bakery products are affected by this transaction.

About The Hillshire Brands Company

The Hillshire Brands Company (NYSE: HSH) is a leader in meat-centric food solutions for the retail and foodservice markets. The company generates approximately $4 billion in annual sales and has approximately 9,500 employees. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells and Gallo Salame. The company, formerly known as Sara Lee Corporation, began trading under the “HSH” ticker symbol on June 29, 2012, following the spinoff of its international coffee and tea business. For more information on the company, please visit www.hillshirebrands.com.

Forward-Looking Statements

This release contains certain forward-looking statements involving risks and uncertainties, including uncertainties associated with the transaction between Hillshire Brands and a subsidiary of McCain Foods Limited, the timing of the transaction and the transaction’s anticipated strategic benefits. Forward-looking statements speak only as of the date of this release and are based on information available at the time those statements are made, as well as management’s views and assumptions regarding future events. You should not put undue reliance on any forward-looking statements. Hillshire Brands does not undertake to update its forward-looking statements, except as required by law.

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